Exhibit 10.55

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of this ___ day of June, 2021, among Deep Green Waste & Recycling, Inc., a Wyoming corporation (“Buyer”), Jeremy Lyell (the “Shareholder”), and Lyell Environmental Services, Inc., a Tennessee corporation (the “Company”).

RECITALS

The Shareholder owns all of the presently outstanding shares of capital stock of the Company (the “Shares”) and desires and intends to sell the Shares to Buyer at the price and on the terms and subject to the conditions set forth below.

The Buyer desires and intends to acquire the Shares from the Shareholder at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, the parties agree as follows:

SECTION 1. DEFINITIONS.

The following terms as used in this Agreement, shall have the meanings set forth in this Section:

“Accounts Receivable” means all rights of the Company to payment from the customers of the Company arising from Seller’s operation of the Company prior to the Closing Date.

“Assets” means all the tangible and intangible assets, real, personal, or mixed, owned or held by the Company and used or useful in the business, including the Personal Property, Real Property, the Assumed Contracts and Grants of Authority, the Accounts Receivable, the Intangibles, and all customer lists and relationships, and other information relating to the Company, but not including the Excluded Assets.

“Assumed Contracts and Grants of Authority” means (a) those Contracts and Grants of Authority hereto designated by Buyer to indicate that they will be assumed by Buyer at Closing, and (b) and Contracts and Grants of Authority entered into by Seller in the ordinary course of business between the date hereof and the Closing Date that Buyer expressly agrees to assume at Closing.

“Audit” means the SEC qualified audit of the Company’s 2019, 2020, and YTD 2021 Financial reports, to be purchased by Buyer and undertaken immediately upon execution of the Agreement, with the final Auditor’s letter acceptable to Buyer as a condition to Closing.

“Company” means Lyell Environmental Services, Inc., the environmental remediation services company owned by Shareholder, inclusive of the Assets, customer and vendor relationships, operating methods, brand, and any and all other elements of the enterprise used or useful in its operation.

“Closing” means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 14.

“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 14.

“Common Stock” means the shares of Common Stock of Buyer to be issued to Shareholder as a component of the consideration for the purchase of the Shares.

“Consents” means the consents, permits, or approvals of third parties, including governmental authorities, necessary to transfer any of the Assets to Buyer or otherwise to consummate the transaction contemplated hereby.

“Contracts” means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral, including any amendments or other modifications thereto, that relate to the Company or the operation of any aspect of the Company together with any additions thereto between the date hereof and the Closing Date.

“Effective Time” means 12:01 a.m. local Nashville, Tennessee time, on the Closing Date.

“Excluded Assets” has the meaning set forth in Section 2.2 below.

“Grants of Authority” means any and all municipal, state, and federal grants of authority and applications therefore, which are used or useful in connection with the operation of the Company, together with any additions thereto between the date hereof and the Closing Date.

“Intangibles” means all copyrights, trademarks, service marks, trade names, licenses, patents, permits, privileges, proprietary information, technical information and data, trade secrets, machinery and equipment warranties, and all other intangible property rights and interests, whether or not applied for by, or issued to, the Company or under which the Company is licensed or franchised and used or which are, or may be, useful in, or in any way related to, the business and operations of the Company, together with any additions thereto between the date hereof and the Closing Date, and all goodwill relating to all of the foregoing.

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“Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, inventory, and other tangible personal property used or useful in the operation of the Company, and all data files, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Company, filings with governmental agencies, and executed copies of the Contracts and Grants of Authority, together with any additions thereto between the date hereof and the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.1 below.

“Real Property” means all real estate and all interest in real property, including all leaseholds, easements, licenses used or useful in the operation of the Business, together with any additions thereto between the date hereof and the Closing Date.

“Shares” means all of the issued and outstanding shares of Lyell Environmental Services, Inc.

“Shareholder” means Jeremy Lyell, who is the sole shareholder of Lyell Environmental Services, Inc.

SECTION 2. SALE AND PURCHASE OF SHARES.

Agreement to Sell and Buy. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholder shall sell, convey, transfer, and assign, upon the terms and conditions hereinafter set forth, to Buyer, free and clear of all liens, pledges, claims, and encumbrances of every kind, nature and description, and Buyer shall purchase and accept from the Shareholder the Shares, which comprise all of the outstanding capital stock of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the Shareholder shall retain and shall indemnify the Buyer against any and all losses, claims, settlements, judgments or other liabilities.

2.1.	Purchase Price. Subject to the terms and conditions set forth in this Agreement, including adjustments as provided below, Buyer shall purchase the Shares for aggregate consideration (the “Purchase Price”) as follows:

(a) Upon Buyer’s execution of this Agreement, Buyer shall deliver to ________, Inc. (the “Escrow Agent”) the sum of fifty thousand dollars ($50,000) (the “Escrow Amount”). The Escrow Amount shall be held by the Escrow Agent and distributed pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit A, to be entered into by the Buyer, the Shareholder and the Escrow Agent at or prior to the Closing, and shall be subject to set off, in accordance with Section 13.5 hereof, in the event that the Company or the Shareholder breach the representations and warranties contained in Section 6 of this Agreement.

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(b) At the Closing, the Buyer shall pay to the Shareholder the sum of One Million Three Hundred Thousand Dollars ($1,300,000) by wire transfer of immediately available funds to such bank account of the Shareholder as the Shareholders shall designate in writing prior to the Closing.

(c) At the Closing, the Buyer shall issue to the Shareholder One Million (1,000,000) shares of Buyer’s common stock (the “Common Stock”) by Buyer’s Letter of Authorization to its transfer agent.

(d) The Purchase Price shall be adjusted as provided in this Section to give effect to the proration between Buyer and Shareholder of all revenues and expenses arising from the operation of the Company. The expenses to be prorated shall include business, franchise, and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Company, property and equipment rentals, amounts due under any of the Assumed Contracts and Grants of Authority and shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the effective time of Closing, and Buyer shall receive all revenues and be responsible for all expenses, costs, and obligations allocable to the period after the effective time of Closing, except that there shall be no adjustment and Shareholder shall remain solely liable with respect to any obligation or liability not being assumed by Buyer in accordance with this Section 2.

(e) The Purchase Price, taking into account all adjustments and prorations, will be determined finally, and additional payment to Buyer to Shareholder or refund by Shareholder to Buyer, as appropriate, will be made, in accordance with the following procedures:

(1)	Within 60 days after the Closing Date, Buyer will deliver to Shareholder a statement setting forth Buyer’s determination of the amount of the Purchase Price and the calculation thereof, taking into account all prorations. If Shareholder disputes the amount of the Purchase Price determined by Buyer, Shareholder shall deliver to Buyer within 30 days after his receipt of Buyer’s statement a statement setting forth his determination of the amount thereof. If Shareholder notifies Buyer of his acceptance of Buyer’s statement, or if Shareholder otherwise fails to deliver his own statement with the 30-day period specified in the preceding sentence, then Buyer’s determination shall be final, and payment shall be made thereon.

(2)	Buyer and Shareholder shall use their good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of Shareholder’s statement, each of Buyer and Shareholder shall select an independent arbitrator who shall be knowledgeable and experienced in the operation of such businesses, and the two arbitrators so chosen shall attempt to resolve the dispute. If they are not able to do so within 45 days following the delivery of Shareholder’s statement, the two arbitrators shall agree upon a third arbitrator and the dispute shall be resolved by the decision of the majority of the arbitrators, which shall be conclusive and binding on the parties. Any fees of the arbitrators shall be split equally between the parties.

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2.2	Excluded Assets

The Shareholder shall retain all right title and interest in the following assets (the “Excluded Assets”):

(a)	Shareholder’s cash on hand or in any of Company’s bank accounts as of the effective time of Closing except for an amount equal to one twelfth (1/12) of the Company’s reported 2020 revenue, which shall remain with the Company.

(b)	All books and records that Shareholder is required by law to retain or that relate solely to Shareholder’s personal matters.

All of Shareholder’s claims, rights, and interest in and to any refund for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the effective time of the Closing.

2.3	Assumption of Liabilities and Obligations.

(a)	Assumption. Except as provided in paragraph (b) of this Section 2.3, as of the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer’s ownership of the Shares or its operation of the Company after the Effective Time, including, insofar as they relate to the period after the Effective Time and arise out of events occurring after the Effective Time, all the obligations and liabilities of the Company under the Assumed Contracts and Grants of Authority. Buyer shall also assume the Company’s obligations and liabilities as of the Effective Time with respect to customer deposits and prepayments from customers. Other than as specified herein, Buyer shall assume no obligations or liabilities of the Company or the Shareholder.

(b)	Limitation. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not assume: (1) any obligations or liabilities under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority; (2) any obligations or liabilities under the Assumed Contracts and Grants of Authority relating to the time period prior to the Effective Time; (3) any claims or pending litigation or proceedings relating to any action with respect to the operation of the Company prior to the Effective Time; (4) any obligation or liabilities arising under capitalized leases or other financing agreements; (5) any obligations or liabilities of the Company or Shareholder under collective bargaining agreements, multi-employer plans or any other employee benefit plan of the Company; and (6) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of the Company or Shareholder prior to the Effective Time, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Shareholder.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDER

The Company and the Shareholder, jointly and severally, represent and warrant to the Buyer as of the date hereof (which representations and warranties shall survive the Closing as provided in Section 16 of this Agreement) as follows:

3.1.1	Good Title

The Shareholder owns _______ (_____) shares of the Company’s common stock, no par value, (the “Common Stock”), which represents all of the issued and outstanding capital stock of the Company, certification of which is attached hereto as Schedule 3.1.1. Such Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase, and upon the consummation of the sale of such Shares as contemplated hereby, the Buyer will have good title to such Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

3.1.2	Authority

The Shareholder has all requisite power, right and authority to enter into this Agreement and the documents contemplated hereby (the “Transaction Documents”) to which he is a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Shares without the consent or approval of any other person, corporation, partnership, joint venture, organization, other entity or governmental or regulatory authority (“Person”). The Shareholder has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

3.1.3	Enforceability

This Agreement has been, and the other Transaction Documents to which the Shareholder is a party on the Closing Date will be, duly executed and delivered by the Shareholder, and this Agreement is, and each of the other Transaction Documents to which he is a party on the Closing will be, the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their terms.

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3.1.4	No Approvals or Notices Required; No Conflicts

Except as provided on Schedule 3.1.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Shareholder, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law, judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Shareholder, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, or (d) result in the creation of any lien or encumbrance upon the assets of the Shareholder, or upon the Shares or other securities of the Company.

3.1.5	Securities Law Representations and Warranties

The Shareholder has been advised that the Common Stock is not registered under the Securities Act of 1933 (the “Act”), or applicable state securities laws, but is being issued pursuant to exemptions from such laws, and that the Buyer’s reliance upon such exemptions is predicated in part on the Shareholder’s representations contained herein. The Shareholder acknowledges that the Buyer is relying in part upon the Shareholder’s representations and warranties contained herein for the purpose of qualifying the issuance of the Securities for applicable exemptions from registration or qualification pursuant to federal or state securities laws, rules and regulations.

(a)	Acquired Entirely for Own Account

The Common Stock will be issued for the Shareholder’s own account, not as a nominee or agent, and not with a view to distributing all or any part thereof. The Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the Common Stock in a manner contrary to the Act or any applicable state securities law. The Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the Common Stock.

(b)	Due Diligence

The Shareholder has been solely responsible for his own due diligence investigation of the Buyer and its business, and their analysis of the merits and risks of the investment made pursuant to this Agreement and are not relying on anyone else’s analysis or investigation of the Buyer, its business or the merits and risks of the Common Stock other than professional advisors employed specifically by the Shareholder to assist the Shareholder.

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(c)	Access to Information

The Shareholder believes he has been given access to full and complete information regarding the Buyer, including, in particular, the current financial condition of the Buyer and the risks associated therewith, and has utilized such access to their satisfaction for the purpose of obtaining information about the Buyer; particularly, the Shareholder has either attended or been given reasonable opportunity to meet with the senior executives of the Buyer, for the purpose of asking questions of, and receiving answers from, such persons concerning the terms and conditions of the issuance of the Common Stock and to obtain any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided to the Shareholder about the Buyer. No such investigation, however, shall qualify in any respect the representations and warranties of the Buyer in this Agreement.

(d)	Sophistication

The Shareholder, either alone or with the assistance of his professional advisor, is a sophisticated investor, is able to fend for himself in the transactions contemplated by this Agreement and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the Common Stock.

(e)	Suitability

The investment in the Common Stock is suitable for the Shareholder based upon his investment objectives and financial needs, and the Shareholder has adequate net worth and means for providing for his current financial needs and contingencies and has no need for liquidity of investment with respect to the Common Stock. The Shareholder’s overall commitment to investments that are illiquid or not readily marketable is not disproportionate to his net worth, and investment in the Common Stock will not cause such overall commitment to become excessive.

(f)	Professional Advice

The Shareholder has obtained, to the extent he deems necessary, his own professional advice with respect to the risks inherent in the investment in the Common Stock, the condition of the Buyer and the suitability of the investment in the Common Stock in light of the Shareholder’s financial condition and investment needs.

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(g)	Ability to Bear Risk

The Shareholder is in a financial position to purchase and hold the Common Stock and is able to bear the economic risk and withstand a complete loss of his investment in the Common Stock.

(h)	Restricted Securities

The Shareholder realizes that (a) the Common Stock has not been registered under the Act, is characterized under the Act as “restricted securities” and, therefore, cannot be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available. The Shareholder’s financial condition is such that it is unlikely that the Shareholder would need to dispose of any of the Common Stock in the foreseeable future. In this connection, the Shareholder represents that he is familiar with Rule 144 of the Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.2	Company Organization, Good Standing; Corporate Authority; Enforceability

3.2.1	Organization, Good Standing, etc.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Articles of Incorporation, Bylaws, and Minutes of the Company, and Certificate of Good Standing dated no more than 10 days prior to execution of this Agreement from the State of Tennessee are attached hereto as Exhibit B. The Company is duly qualified to do business and is in good standing in the states where qualification is required due to (a) the Company’s ownership or lease of real or personal property for use in the operation of the Company’s business or (b) the nature of the business conducted by the Company. The Company has not at any time owned nor leased any real or personal property, or had any business, operations, obligations, or liabilities under any assumed or fictitious names. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, and to carry on its business as now conducted.

3.2.2	Corporate Authority

The Company has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the Transaction Documents to which the Company is a party, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

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3.3	Capitalization

(a) The authorized capital stock of the Company consists of _________ (_______) shares of common stock, without par value (the “Common Stock”).

(b) The issued and outstanding capital stock of the Company consists and as of the Closing will consist solely of _________ (_____) shares of Common Stock, all of which are, and as of the Closing Date will be, held of record by the Shareholder. All shares of Common Stock, that are issued and outstanding are, and as of the Closing Date will be, duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws. Except for the Shareholder, no Person holds any interest in any Shares.

(c) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company.

3.4	Subsidiaries and Affiliates

The Company does not have, and has never had, any Subsidiaries. The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

3.5	No Conflict

Except as provided on Schedule 3.5, the execution, delivery and performance of this Agreement and/or the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not: (a) violate, conflict with, or result in any breach of, or constitute a default under, any provision of the Company’s articles of incorporation or by-laws; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract or judgment to which the Company is a party or by which it is bound or which relates to the Company’s business or assets; (c) result in the creation of any encumbrance, security interest, mortgage, lien, charge, option, license, adverse claim or restriction of any kind on any of the assets of the Company or upon any Shares or other securities of the Company; (d) violate any applicable law, statute, rule, ordinance or regulation of any governmental body; (e) give any party with rights under any contract, judgment or other restriction to which the Company is a party or by which it is bound, the right to terminate, modify or accelerate any rights, obligations or performance under such contract, judgment or restriction; (f) result in the creation of any lien or encumbrance upon the assets of the Company, or upon any Shares or other securities of the Company; or (g) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of the Company.

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3.6	Consents and Approvals

Except as set forth in Schedule 3.6, (a) no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required for the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party or for the consummation by the Company of the transactions contemplated hereby and thereby and (b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby.

3.7	Financial Statements

The Company has provided to the Buyer an unaudited balance sheet, dated May 31, 2021 an unuadited operating statement for the one (1) and five (5)-month periods ended May 31, 2021 and an unaudited statement of cash flows for the five (5)-month period ended May 31, 2021 (collectively, the “Financial Statements”), attached hereto as Schedule 3.7. The Financial Statements were prepared from the books and records kept by the Company and fairly present the financial position, results of operations and changes in financial position of the Company, as of their respective dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied. The Company has no liabilities or obligations of any nature (absolute, accrued, or contingent) that are not fully reflected or reserved against in the balance sheet dated May 31, 2021 (the “Most Recent Balance Sheet”), as prescribed by generally accepted accounting principles, except liabilities or obligations incurred since the date of the May 31, 2021 Balance Sheet in the ordinary course of business and consistent with past practice. The Company is not a guarantor, indemnitor, surety, or other obligor of any indebtedness of any other Person.

3.8	Absence of Undisclosed Liabilities

The Company has no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, except for liabilities (a) reflected or reserved against in the Most Recent Balance Sheet or (b) incurred in the ordinary course of business after the date of the Most Recent Balance Sheet and not material in amount, either individually or in the aggregate. The Company has not entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the business or business prospects of the Company or (ii) resulted, or could reasonably be expected to result, in a material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Company.

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3.9	Taxes

(a) The Company has timely filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are correct and complete in all respects. The Company has paid all taxes and other assessments due. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Most Recent Balance Sheet, the Company has not incurred any taxes, assessments, or governmental charges other than in the ordinary course of business. The Company has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, and the Most Recent Balance Sheet reflects, adequate reserves for payment of all taxes, assessments and government changes that have accrued and have not been paid and are incurred in or attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date. The Company has timely made all deposits required by law to be made with respect to employees’ withholding and other employment taxes. For purposes of this Agreement, the term “taxes” means all taxes, duties, charges, fees, levies, or other assessments imposed by any governmental body including income, gross receipts, value-added, excise, unemployment compensation, withholding, social security, personal property, privilege, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, intangibles, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated, and franchise taxes (including any interest, penalties, or additions attributable to or imposed on or with respect to any such taxes, duties, charges, fees, levies or other assessments). For purposes of this Agreement, the term “tax return” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.10	Title to Property; Encumbrances

(a) The Company has good and marketable title to all of its properties and assets free and clear of any payment obligation to any third party or any other lien or encumbrance.

(b) The Company does not own any real property.

(c) With respect to properties and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of all liens, claims or encumbrances. The Company is not in default under any lease nor does the Company have knowledge of any event which, after notice or the passage of time or both will constitute a default under any lease.

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3.11	Environmental and Safety Matters

The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety.

3.12	Contracts

Schedule 3.12 contains a complete and accurate list of all contracts, agreements, arrangements, and understandings oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, all security agreements, intellectual property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, leases, rental agreements, purchase orders, sales orders and sale and distribution agreements (“Contracts”). The Contracts are valid, binding, and enforceable in accordance with their terms against each party thereto and are in full force and effect; the Company has performed all obligations imposed on it thereunder. There are not, under any of the Contracts, any defaults, or events of default on the part of the Company or, to the Company’s knowledge, any other party thereto. True and complete copies of each Contract have been delivered to Buyer. Except for the Consents described in Section 13.1(c) hereof, no consent is required from any Person under any of the Contracts in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice, nor is the Company otherwise aware, that any party to any such contract intends to cancel, terminate, or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

3.13	Claims and Legal Proceedings

Except as listed in Schedule 3.13, there are no claims pending or, to the Company’s knowledge, threatened against the Company, before or by any governmental body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. There are no outstanding or unsatisfied judgments, orders, decrees, or stipulations to which the Company is a party.

3.14	Labor Matters

There are no disputes, material employee grievances or material disciplinary actions pending or, to the Company’s knowledge, threatened between the Company and any employees of the Company (collectively, the “Employees”). The Company has complied in all respects with all provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or taxes or penalties for failure to comply with any such laws. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Employees.

3.15	Patents, Trademarks, and Intellectual Property

(a) The Company has sufficient title and ownership of all patents, trade names, trademarks, service marks, copyrights, net names, trade secrets, information, proprietary rights, and processes necessary for its business as now conducted and as presently proposed to be conducted without any conflict with or infringement of the rights of others (the “Intellectual Property”). Schedule 3.15 is an accurate and complete list of all such registered Intellectual Property and applications for any of the foregoing, reflecting dates of filing or dates of issuance, if applicable.

(b) None of the Intellectual Property or the Company’s rights thereto are being infringed or otherwise violated by any person or entity.

(c) The use of the Intellectual Property by the Company in the operation of its business as now conducted or as proposed to be conducted does not infringe or otherwise violate any rights of any person or entity, and there is no pending or threatened claim, demand, cause of action, suit or proceeding, hearing or investigation (each a “Claim”) alleging any such infringement or violation. In addition, there is no pending or threatened claim alleging any defect in or invalidity, misuse, or unenforceability of, or challenging the ownership or use of or the Company’s rights, with respect to any of the Intellectual Property and there is no basis for any such Claim. Furthermore, there is no other Claim made by any person or entity pertaining to the Intellectual Property. None of the Intellectual Property is subject to any judgement, order, award, writ, injunction or decree of any governmental body or arbitrator.

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3.16	Licenses, Permits, Authorizations, etc.

The Company and the Company’s employees, agents, and representatives have received all governmental approvals, authorizations, consents, accreditations, certifications, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (“Permits”) related to the operation of the Company’s business. Schedule 3.16 contains a list of all Permits with expiration dates, if any. The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit.

3.17	Related Party Transactions

Schedule 3.17 is a complete and accurate list of all contracts or agreements, oral or written, between the Company and the Company’s directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives and distributors or dealers. No employee, officer, director or shareholder of the Company or member of his or her immediate family (together, “Related Parties”) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to the Related Parties in the aggregate in excess of $1,000. No employee, officer or director of the Company has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company.

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3.18	Corporate Books and Records

The Company has furnished to Buyer true and complete copies of (a) the articles of incorporation and bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company and (c) the stock transfer books of the Company, attached hereto as Schedule 3.18. Such minutes reflect all meetings of the Company’s shareholders, Board of Directors, and any committees thereof since the Company’s inception, and such minutes accurately reflect the events of, and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

3.19	Compliance With Laws

The Company is and has been in compliance with all laws, statutes, rules, ordinances and regulations promulgated by any governmental body and all judgments applicable to the operation of its business, to its employees or to its property. The Company has not received notice of any alleged violation (whether past or present and whether remedied or not), nor is the Company aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation, or judgment.

3.20	Insurance

Schedule 3.20 is a complete list of all insurance policies maintained by the Company. The Company has maintained insurance protection in such coverage amounts and deductibles and against all liabilities, claims and risks against which it is customary for corporations engaged in the Company’s industry or a similar business similarly situated to insure.

3.21	Employee Plans

(a) Schedule 3.21 contains a complete and accurate list of all employees, their positions, and rates of pay, and a list of all benefit plans, funds, policies, programs, contracts, arrangements or practices of any kind (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any employment, consulting or personal services contracts (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability (each, an “Employee Benefit Plan”). There has been no amendment, interpretation or other announcement (written or oral) by the Company, any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity or organization that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or any other person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Neither the Company nor any ERISA Affiliate has any agreement, arrangement, commitment, or obligation to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

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(b) Each Employee Benefit Plan is, and at all times since inception has been, established, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. The Company, all ERISA Affiliates, and all other persons (including, without limitation, all fiduciaries) have, at all times properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations. Neither the Company nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which the Company, any ERISA Affiliate or the Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to any Employee Benefit Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from tax under Section 501(a) of the Code. Nothing has occurred or is reasonably expected by the Company or any ERISA Affiliate to occur that could adversely affect the qualified status of such Employee Benefit Plan or the tax-exempt status of its related trust. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Most Recent Balance Sheet.

(c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, or (iii) an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

3.22	Full Disclosure

No information furnished by or on behalf of the Company to Buyer or its representatives in connection with this Agreement or the transactions contemplated by this Agreement is false or misleading. In connection with such information and with this Agreement and the transactions contemplated hereby, the Company has not made any untrue statement of financial or material fact or omitted to state a fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made or delivered, not misleading.

3.23	Customers and Suppliers

There is no indication that any customer or supplier of the Company intends to terminate or modify its relationship with the Company, or that the consummation of the transactions contemplated by this Agreement and the Transaction Documents will adversely affect the post-Closing relationship of the Buyer with any of the Company’s customers or suppliers.

3.24	Broker

No broker, finder or other financial consultant has acted on behalf of the Company in connection with this Agreement. Shareholder has engaged Alliant Capital Advisors LLC in connection with this transaction. To the extent that such broker, finder, or other financial consultant has acted on behalf of the Shareholder, the Shareholder shall indemnify and hold Buyer harmless from any brokers, finders or other consultant fees or commissions incurred or accrued in connection with this Agreement or the transactions contemplated by this Agreement.

3.25	Conduct of Business in Ordinary Course; Adverse Change.

Since December 31, 2020, the Company has conducted its business only in the ordinary course and has not:

(a)	Adverse Change. Suffered any material adverse change in the business, assets, properties, prospects, or condition (financial or otherwise) of the Company, or any damage, destruction, or loss affecting any of the assets used or useful in the conduct of its business,

(b)	Liens. Created, assumed, or suffered any mortgage, pledge, lien, or encumbrance on any of the assets,

(c)	Employee Compensation. Suffered any material increase in compensation payable or to become payable to any of the employees of the Company, or any bonus payment made or promised to any employee of the Company, or any material change in personnel policies, insurance benefits, or other compensation arrangements affecting the employees of the Company,

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(d)	Dispositions. Suffered any sale, assignment, lease, material depletion of inventory, or other transfer of any of the Company’s properties without suitable replacements being obtained therefore,

(e)	Cancellation of Debts. Cancelled any debts owed to or claims held by the Company,

(f)	Write-Down. Suffered any significant write-down of the value of any assets or any significant write-off as uncollectible of any Accounts Receivable; and

(g)	Rights. Transferred or granted any right under or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, grant of authority, or other intellectual property or proprietary right, or modified any existing right relating to the Company.

3.26. Information Regarding the Business

Accounts. All the account balances of customers to the Company are actual and bona fide receivables representing obligations for the total dollar amount thereof, as shown on the books of Company, resulted from the regular course of the Company’s business, and are fully collectible in accordance with their terms, subject to no offset or reduction whatsoever. The Company has no monetary obligations or liabilities to any of its customers except with respect to any deposits and prepayments disclosed in Schedule 3.26.

3.27 Full Disclosure.

No representation or warranty made by Shareholder or the Company in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by the Company or Shareholder pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Shareholder or the Company is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming. On the Closing Date, Buyer will be duly qualified to conduct its business in the States of Tennessee and Kentucky. Buyer has the requisite power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

4.2	Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3	Absence of Conflicting Agreements and Required Consents. Subject to obtaining the Consents, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the by-laws of the Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

4.4	Broker. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

4.5	Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Buyer is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

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SECTION 5. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The Buyer’s obligations under this Agreement are subject to the satisfaction of each of the following conditions, each of which is material, for the sole benefit of the Buyer and may be waived only in writing by the Buyer:

5.1	Representations and Warranties

The representations of the Company and the Shareholder contained in Section 3 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.2	Performance of Agreements

The Company and the Shareholders shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by them on or before the Closing Date.

5.3	Officer’s Certificate

The Buyer shall have received a certificate of an officer of the Company, in a form reasonably acceptable to Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 5.1, 5.2, 5.4, 5.6, 5.7, 5.9, 5.11, 5.12, and 5.13, have been fulfilled.

5.4	Shareholder’s Certificate

The Buyer shall have received a certificate of the Shareholder, in a form reasonably acceptable to the Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 5.1, 5.2, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, and 5.13 have been fulfilled.

5.5	Approvals

All transfers of Permits and all approvals, applications, or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company shall have been obtained, and all waiting periods specified by law with respect thereto shall have passed. All such transfers and approvals shall be reasonably satisfactory in all respects to the Buyer.

5.6	Resignation

The Buyer shall have received the Shareholder’s resignation, as the sole officer and director of the Company, effective as of the Closing.

5.7	Delivery of Certificates

The Shareholder shall have delivered to the Buyer certificates representing the Shares, duly endorsed for transfer on the Company’s books.

5.8	Escrow Agreement

The Escrow Agent and the Shareholders shall have executed and delivered the Escrow Agreement.

5.9	Payment of Liabilities

Prior to the Closing Date, the Shareholder shall cause all liabilities of the Company to be satisfied, including but not limited to those liabilities arising under any employment agreements with employees of the Company, which were executed prior to the Closing Date, and shall indemnify, hold harmless and release the Company from such liabilities, except those liabilities listed on Schedule 5.9 attached hereto (the “Permitted Liabilities”) and those liabilities which shall be released after the Closing Date pursuant to Section 14.3 hereof.

5.10	Bank Accounts

Authority to act on behalf of the Company shall be transferred to Lloyd Spencer, Chief Executive Officer; Bill Edmonds, Interim Financial Officer; and David Bradford, Chief Operating Officer of the Buyer, in connection with all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts.

5.11	Termination of Options and Warrants

All options, warrants and other contractual rights to purchase capital stock of the Company shall have expired or been terminated.

5.12	Due Diligence

The results of the Buyer’s due diligence investigation of the Company and the Shareholder as it relates to the Shares shall be satisfactory in all respects to the Buyer.

5.13	No Adverse Changes

From the date of this Agreement to the Closing Date, there shall not have been any material adverse change in (a) the business, operations, assets, liabilities, earnings, condition (financial or otherwise) or prospects of the Company or (b) with respect to the Shareholder and the Shares, and no material adverse change shall have occurred (or be threatened) in any domestic or foreign laws affecting the Company or in any third party contractual or other business relationships of the Company.

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SECTION 6. CONDITIONS TO THE COMPANY’S AND SHAREHOLDER’S OBLIGATIONS

The Company’s and Shareholder’s obligations under this Agreement are subject to the satisfaction of the following conditions:

6.1	Representations and Warranties

The representations of the Buyer contained in Section 6 of this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

6.2	Performance of Agreements

Buyer shall have duly performed and complied with all covenants and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by it on or before the Closing Date.

6.3	Escrow Agreement

The Escrow Agent and the Buyer shall have executed and delivered the Escrow Agreement.

SECTION 7. COVENANTS OF SHAREHOLDER AND THE COMPANY

7.1 Pre-Closing Covenants. Shareholder and the Company covenant and agree that from and after the close of the financial period ending May 31, 2021 as reflected by the financial statements provided pursuant to Section 3.7 above and between the date hereof and the Closing Date, Shareholder and the Company has conducted, and will have conducted, its business diligently, in the ordinary course, and in such a manner so that the representations and warranties contained in Section 3 shall continue to be true on and as of the Closing Date as if made on and as of the Closing Date, and, except with the prior written consent of Buyer, Shareholder and the Company has acted, and will, from the date of this Agreement, act, in accordance with the following:

(a)	Contracts. The Company will not enter into any contract or commitment relating to the Company or the Assets or amend or terminate any Contract of Grant of Authority (or waive any substantial right thereunder) or incur any obligation (including obligations relating to the borrowing of money or guarantee of indebtedness).

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(b)	Encumbrances. The Company will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance of rights affecting any of the Assets, except for those in existence on the date of this Agreement except for mechanics’ liens and other similar liens which will be discharged prior to the Closing Date.

(c)	Dispositions. The Company will not sell, assign, lease, or otherwise transfer or dispose of any of the Assets except in the ordinary course of business where no longer used or useful or in connection with the acquisition of replacement property of equivalent kind and value.

(d)	Grants of Authority. The Company will not cause or permit, by any act or failure to act, any of the Grants of Authority to expire or to be surrendered or modified, or take any action that would cause any governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Grants of Authority, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of the Company, or take any other action within its control that would result in the Company being in noncompliance with the requirements of any law, the rules and regulations of any governmental authority, or the terms of any Grant of Authority.

(e)	Consents. The Company will obtain the Consents, without any change in the terms or conditions of any Contract that could be less advantageous to the Company than those pertaining under the Contract as in effect on the date hereof. Shareholder or the Company will promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

(f)	Books. The Company will maintain the books and records of the company in accordance with prior practice.

(g)	Access to Information. The Company will give to Buyer and its counsel, accountants, engineers, and other authorized representatives, reasonable access to the Assets, to the officers, employees, and agents of the Company, and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Assets and Seller that they reasonably request (including any financial reports and operations reports produced with respect to the company).

(h)	Notification. The Company will give Buyer prompt written notice of any material change in any of the information contained in its representations and warranties in this Agreement or in the Schedules referred to herein and of any occurrence involving the Business or any Assets and not arising in the ordinary course of the company.

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(i)	Maintenance of Assets. The Company will maintain all of the company’s property and Assets or replacements thereof in their present condition as represented in this Agreement, ordinary wear and tear excepted. Seller will maintain supplies of inventory and spare parts consistent with past practice. If any loss, damage, impairment, confiscation, or condemnation to any of the Assets occurs, The Company shall repair, replace, or restore the Assets to their prior condition as represented herein as soon thereafter as possible, and the Company will use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

(j)	Compliance with Laws. The Company will comply with all laws, rules, and regulations. Upon receipt of notice of violation of any law, rule, or regulation, The Company will contest in good faith or cure the violation prior to the Closing Date.

(k)	Insurance. The Company will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the company and the Assets, and it will use the proceeds of any claims for loss payable under those insurance policies to repair, replace, or restore any of the Assets destroyed by fire or other casualty to their former condition as soon as possible after the loss.

(l)	Financial Information. Within fifteen days after the close of each calendar month, the Company will furnish to Buyer an unaudited statement of income and expense of the Company for the month and an unaudited balance sheet of the Company as at the close of the month. The financial statements to be delivered hereunder shall be complete and correct, shall be prepared in accordance with generally accepted accounting principles applied and maintained on a basis consistent with prior periods, shall accurately reflect the books, records, and accounts of the company, and shall present fairly the financial condition, assets, liabilities, and results of operations of the company as of the dates and for the periods indicated. The Company shall furnish to Buyer as it becomes available any other information prepared by Seller concerning the financial condition of the company.

(m)	Preservation of Business. The Company will preserve the business and organization of the company intact and use its best efforts to keep available to the Company its present employees and to preserve for the company its present relationships with suppliers and customers and others having business relations with them, to the end that the business, operations, and prospects of the Company shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the company shall be maintained.

(n)	Collection of Accounts Receivable. The Company shall collect its Accounts Receivable only in the ordinary course consistent with its past practices and without extraordinary efforts of any kind.

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(o)	Rates. The Company will not directly or indirectly modify or amend any rate, charge, deposit, or other material condition under which it does business with its customers and potential customers.

(p)	No Inconsistent Action. The Company will not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

(q)	Financing Leases. The Company will satisfy prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Company pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

7.2 Closing Covenant. On the Closing Date, if the conditions set forth in Section 8.2 have been satisfied, the Company and Shareholder shall transfer, convey, assign, and deliver to Buyer the Shares as provided in Section 2 of this Agreement and make the deliveries provided in Section 14.3 of this Agreement.

SECTION 8. CLOSING COVENANT OF BUYER

On the Closing Date, if the conditions set forth in Section 7 have been satisfied, Buyer shall purchase the Shares from Shareholder as provided in Section 2 of this Agreement and shall make the deliveries provided in Section 14.3 of this Agreement.

SECTION 9. SPECIAL COVENANTS AND AGREEMENTS

9.1 Further Action Upon the terms and subject to the conditions hereof, each of the parties shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the Buyer with respect to such filings and submissions and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Shares to the Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its best efforts to take all such action. None of the Buyer, the Company or the Shareholder will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

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9.2 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

9.3 Confidentiality. Each party hereto will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement, except as and to the extent required by applicable law and, in the case of Buyer, as disclosure may be reasonably required in connection with Buyer’s review and financing of this transaction and with respect to required securities filings or notices. If this Agreement is terminated, each party will return to the other party all information obtained from the other party in connection with the transactions contemplated hereby.

9.4 Cooperation. Buyer and Shareholder shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and Buyer and Shareholder will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

9.5 Access. To the extent possible, for a period of five years after the Closing Date, Shareholder shall provide Buyer reasonable access and the right to copy any books and records relating to the Company that are not included in the Assets, and Buyer will provide Shareholder access to any books and records relating to the Company that are included in the Assets.

9.6 Covenant Not to Compete.

(a)	Shareholder. In consideration of the sums to be paid pursuant to the terms of this Agreement, and in order to protect the Company (and the value of the Shares), Shareholder agrees that if the Closing occurs he shall not, either, directly or indirectly through other persons or their respective affiliates, engage in, carry on, or be connected to any waste management business; provided, however, nothing herein shall prohibit Shareholder from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of any corporation that engages in such business, so long as (i) such Shareholder have no active participation in the business of such corporation, and (ii) such stock is traded on a nationally-recognized stock market or on NASDAQ. The provisions of this Section 9.6 shall be binding upon Shareholders for a period of three (3) years from the date of the Closing. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 9.6, any term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable to the greatest extent possible by such court or agency.

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(b)	Other Provisions. For purposes of this Section, an affiliate means (a) any partnership, corporation, or other entity directly or indirectly controlling, controlled by, or under common control with Shareholder signing below, or (b) any officer, director, manager, trustee, or principal of Shareholder or of any partnership, corporation, or other entity that is an affiliate under this definition. The parties acknowledge and agree that the covenants set forth in this Section 9.6 are ancillary to the sale of the Shares and are reasonable and necessary to protect Buyer’s purchase of the Shares.

SECTION 10. TAXES

(a) The Shareholder shall be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recording fees and similar charges that may be payable in connection with the transactions contemplated by this Agreement.

(b) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all tax returns of the Company for all periods ending on or prior to the Closing Date (which are filed after the Closing Date) and for all periods that began before the Closing Date and end after the Closing Date.

(c) The Shareholder agrees that he will join with the Buyer and the Company to timely make the election provided for under Section 338(h)(10) of the Code in connection with the consummation of the transactions contemplated hereby (the “Section 338(h)(10) Election”). The Shareholder will include any income, gain, loss, or deduction resulting from the Section 338(h)(10) Election on his tax returns to the extent required by applicable law. The Purchase Price, liabilities of the Company and other relevant items shall be allocated in accordance with the allocation set forth on a schedule which shall be prepared by the Buyer and provided to the Shareholder within 90 days following the Closing Date.

SECTION 11. TRANSACTION COSTS

Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys’ and accountants’ fees and expenses; except that in no event shall any of such costs or expenses be borne by or charged to the Company.

SECTION 12. ATTORNEYS’ FEES AND COSTS

In the event that a party commences a legal proceeding to enforce its rights under this Agreement, the substantially prevailing party shall be entitled to recover its attorneys’ fees and costs from the non-prevailing party or parties, including those incurred in any arbitration, bankruptcy or appeal procedure.

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SECTION 13. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

13.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)	Representations and Warranties. All representations and warranties of the Company and Shareholder contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b)	Covenants and Conditions. Shareholder and the Company shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Consents. All Consents shall have been obtained and delivered to Buyer, without any change in the terms or conditions of any Contract that could be less advantageous to the Company than those pertaining under the Contract as in effect on the date hereof.

(d)	Governmental Authorizations. The Company shall be the holder of all Grants of Authority, and there shall not have been any modification of any of the Grants of Authority that could have an adverse effect on the Company or the conduct of its operations. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, or modify adversely any Grants of Authority.

(e)	Deliveries. Shareholder and the Company shall have made or stand willing to make all the deliveries to Buyer set forth in Section 14.2.

(f)	Audit Complete. Buyer shall have received a final letter from the SEC qualified audit of the Company’s financial statements.

13.2	Conditions to Obligations of Shareholder. All obligations of Shareholder and the Company at the Closing hereunder are subject at Shareholder and the Company’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)	Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

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(b)	Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

SECTION 14. CLOSING AND CLOSING DELIVERIES

14.1 Closing.

(a)	Closing Date. The Closing shall take place at 10:00 a.m. on the date which is 15 days after Buyer’s receipt of the final Audit Letter or an earlier or later date to be set by Buyer which is within fifteen days following the satisfaction or waiver of all conditions to closing set forth in this Agreement.

(b)	Closing Place. The Closing shall be held at the offices of the Company in Nashville, Tennessee, or any other place that is agreed upon by Buyer and Shareholder.

14.2 Deliveries by Shareholder. Prior to or on the Closing Date, Shareholder shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)	Transfer Documents. Duly executed warranty deeds, bills of sale, assignments, and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except as permitted in this Agreement,

(b)	Consents. A manually executed copy of each Consent,

(c)	Resolutions. Copies of resolutions adopted by the Board of Directors and, if required, shareholder of Company, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby on the Closing Date,

(d)	Certificate of Compliance. A certificate, dated as of the Closing Date, executed by the President of the Company, certifying: (1) that Shareholder and the Company have obtained proper corporate authorization necessary to the consummation of this Agreement; (2) that the representations and warranties of Shareholder and the Company contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (3) that Shareholder and the Company have, in all material respects, performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;’

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(e)	Licenses, Contracts, Business Records, Etc. Copies of any Grants of Authority, contracts, blueprints, schematics, working drawings, plans, projections, statistics, and all files and records used by Seller in the operations of the Company,

(f)	Accounts Receivable. A complete and accurate list of the Accounts Receivable, including, with respect to each account Receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due, together with any resolution or other documents that Buyer reasonably requests to permit Buyer to deposit any collections on any Accounts Receivable into its bank accounts.

14.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Shareholder the following, in form and substance reasonably satisfactory to Shareholder and its counsel:

(a)	Consideration. The consideration for the Shares as provided in Section 2.1, subject to Sections 2.2 and 2.3 above,

(b)	Certificate of Compliance. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has, in all material respects, performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

SECTION 15. TERMINATION

This Agreement may be terminated by either Buyer or Shareholder, if the terminating party is not then in material default, upon written notice to the other party, upon the occurrence of any of the following:

(a)	Conditions. If on the Closing Date any of the conditions precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

(b)	Judgments. If there shall be in effect on the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing of this Agreement.

(c)	Upset Date. If the Closing shall not have occurred prior to September 15, 2021, provided, however that Buyer may elect to extend this date by 30 days upon giving written notice to Shareholder pursuant to section 18.2 herein.

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SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

16.1 Representation and Warranties. All representations, warranties, and covenants not to compete contained in this Agreement shall be deemed continuing representations, warranties and covenants and shall survive the Closing. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein. No notice or information delivered by Shareholder pursuant to Section 7.1(g) or Section 7.1(h) shall modify or limit any of Shareholder’s representations and warranties, affect Buyer’s right to rely on any representation or warranty made by Shareholder, or relieve Shareholder of any obligations hereunder as the result of a breach of any of its representations and warranties.

16.2 Indemnification by Shareholder. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Shareholder agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

(a)	Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered to Buyer hereunder,

(b)	Obligations. Any and all obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority,

(c)	Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Business prior to the Effective Time, including any and all liabilities arising under the Grants of Authority or the Contracts which relate to events occurring prior to the Effective Time; and

(d)	Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

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16.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Shareholder or the Company or any information Shareholder or the Company may have, Buyer hereby agrees to indemnify and hold Shareholder and the Company harmless against and with respect to, and shall reimburse Shareholder or the Company for:

(a)	Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Shareholder or the Company hereunder,

(b)	Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Company after the Effective Time, including any and all liabilities arising under the Assumed Contracts and Grants of Authority which relate to events occurring after the Effective Time, but in all instances excluding any liabilities arising under any Excluded Assets; and

(c)	Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

(d)	Obligations. Any and all obligations of Buyer not assumed by Shareholder pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority.

16.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)	Notice. The party claiming indemnification pursuant to this Agreement (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnitor”) of any claim, whether solely between the parties or brought by a third party, specifying the factual basis for the claim, and the amount of the claim.

(b)	Investigation. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c)	Control. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

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SECTION 17. CERTAIN REMEDIES

17.1 Attorneys’ Fees. In the event of a default by Shareholder or Buyer which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred.

SECTION 18. MISCELLANEOUS

18.1 Fees and Expenses. Shareholder shall pay any filing fees, transfer taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Shares from Shareholder to Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

18.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the earlier of the date of receipt (as shown on the return receipt) or refusal of delivery if mailed by registered or certified mail, postage prepaid and return receipt requested, or by email in each case addressed as follows:

If to Shareholder:

Mr. Jeremy Lyell

211 Shady Grove Road

Nashville, Tennessee 37214

Email: ________________

If to Company:

Mr. Jeremy Lyell, President

Lyell Environmental Services, Inc.

211 Shady Grove Road

Nashville, Tennessee 37214

Email: ___________________

If to Buyer:

Mr. Lloyd Spencer

Deep Green Waste & Recycling, Inc.

13110 NE 177th Place #293

Woodinville, Washington 98072

Email: Lloyd.spencer@deepgreenwaste.com

Or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 13.2.

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18.3 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that, without the prior written consent of Shareholder, Buyer may assign its rights under this Agreement to any entity controlling, controlled by or under common control with Buyer or any successor of Buyer by way of merger, acquisition, reorganization or other similar corporate transaction, and, upon the assumption by such assignee of all liabilities and obligations of Buyer hereunder, Buyer shall be released from all liabilities and obligations to Shareholder and the Company pursuant to this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Shareholder, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Shares to Buyer pursuant to this Agreement.

18.5 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Washington (without regard to the choice of law provisions thereof); and the parties consent to the jurisdiction of courts in the State of Washington which shall be the venue for any and all actions or proceedings brought by a party hereto, arising out of or relating to this Agreement or the Transaction Documents.

18.6 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

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18.7 Gender and Number. Words used herein regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

18.8 Entire Agreement. This Agreement, all schedules and exhibits hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Shareholder with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement, and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

18.9 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by Buyer, Shareholder, and the Company as of the date first written above.

BUYER:

By:
Lloyd Spencer, President

COMPANY:

By:
Jeremy Lyell, President

SHAREHOLDER:

By:
Jeremy Lyell

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Schedules

3.1.1	Share Certificate of Shareholder
3.1.4	Notices
3.5	Conflicts
3.6	Consents and Approvals
3.7	Financial Reports
3.12	Contracts
3.13	Claims and Legal Proceedings
3.15	Intellectual Property
3.16	Permits, Licenses, Accreditations, Certifications
3.17	Related Party Transactions
3.18	Articles, Bylaws, Minutes
3.20	Insurance Policies
3.21	Employees and Employee Plans
3.26	Deposits and Prepayments
5.9	Permitted Liabilities

Exhibits

Exhibit A Escrow Agreement

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